Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2010 RESULTS

Net income of $39.6 million; Diluted EPS of $0.52

Net operating income of $40.9 million; Diluted Operating EPS of $0.54

14% increase in investment and savings products sales year over year

Duluth, GA, November 2, 2010 – Primerica, Inc. (NYSE: PRI) announced today financial results for the third quarter ended September 30, 2010. Total revenues were $241.2 million for the third quarter of 2010. Net income was $39.6 million for the third quarter of 2010, or $0.52 per diluted share.

Operating revenues were $240.2 million for the third quarter of 2010, up 1%, and operating income before income taxes was $63.9 million, up 2% compared to the year ago period. Results were driven by stable term life performance as well as improved investment and savings product activity, partially offset by lower yields on our invested assets. Net operating income was $40.9 million, or $0.54 per diluted share, for the third quarter of 2010 compared with $41.2 million for the third quarter of 2009, reflecting a higher effective tax rate in 2010. Our definitions of operating metrics are included later in this release.

D. Richard Williams, Chairman of the Board and Co-Chief Executive Officer said, “We are pleased to report strong net operating income and earnings per share for the third quarter. We continue to grow our base of long-term recurring revenues in our life business and are experiencing solid momentum in investment and savings product sales, which were up 14% year over year. We believe our capital strength and operational focus will position us to drive higher growth and improved performance going forward.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “We are proud of our performance in what remains a challenging economic environment and are optimistic about the future as we work to enhance Primerica’s business opportunity with new incentive programs and product innovations that are designed to drive long-term sales force and revenue growth. Middle income consumers are most focused on paying off debt and having a meaningful savings program. We believe this focus is a natural fit with Primerica’s investment and savings products.”

Distribution Results

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Recruiting was flat in third quarter 2010 compared to the same period a year ago. The size of our life-licensed insurance sales force increased modestly on a sequential basis to 96,872 at September 30, 2010 primarily due to a decline in non-renewals partially offset by a lower percentage of new recruits obtaining a life license in the quarter. Late in the third quarter, we introduced the new “Fast Start Bonus,” which is focused on enhancing the business opportunity for our newest recruits.

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Term life net premium revenues grew by 10% in third quarter 2010 compared to second quarter 2010 as we added another quarter of new term life business following the Citi reinsurance transactions. Life insurance issued policies decreased by 6% in third quarter 2010 from a year ago in line with industry term life trends and a year-over-year decline in the size of the life licensed sales force. Sequentially, life insurance issued policies declined 10% in third quarter 2010 largely reflecting the typical seasonality of the business. Total face amount in force increased by 1% to $654.63 billion at September 30, 2010 over September 30, 2009 primarily due to the effect of the stronger Canadian dollar and slightly improved persistency.

•

Investment and savings product sales continued to grow, up 14% in third quarter 2010 from a year ago primarily driven by a 32% increase in variable annuity sales. Growth in variable annuity sales significantly outpaced the industry in third quarter 2010, reflecting our clients’ desire to mitigate financial risk with guaranteed life time income. Sequentially, investment and savings product sales declined 11%, reflecting an historical seasonal trend. While the seasonal trend was not apparent in 2009 due to recovering market conditions, we expect this trend to continue going forward. Client asset values were driven higher by improved market conditions, up 8% to $32.60 billion at September 30, 2010 compared to a year ago.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments were as follows:

	Actual			Operating (1)
	Q3 2010	Q3 2009	% Change	Q3 2010	Q3 2009	% Change
	(In thousands)			(In thousands)
Revenues:
Term Life Insurance	$115,933	$437,112	-73%	$115,933	$116,712	*
Investment and Savings Products	83,874	75,412	11%	83,874	75,412	11%
Corporate and Other Distributed Products	41,429	38,852	7%	40,414	44,610	-9%

Total revenues	$241,236	$551,376	-56%	$240,221	$236,734	1%

Income (loss) before income taxes:
Term Life Insurance	$42,582	$168,605	-75%	$42,582	$43,467	-2%
Investment and Savings Products	26,578	26,221	1%	26,578	24,430	9%
Corporate and Other Distributed Products	(7,281)	(6,951)	-5%	(5,220)	(5,318)	2%

Total income before income taxes	$61,879	$187,875	-67%	$63,940	$62,579	2%

(1)	Operating adjustments, which exclude the impact of realized gains and losses, the expense associated with equity awards granted in connection with our initial public offering and items management believes are not indictive of ongoing operations, are included in the operating results reconciliations at the end of this release.
*	Less than 1%

Term Life Insurance. This segment includes underwriting profits on Primerica’s in-force book of term life policies, net of reinsurance, which are underwritten by our three life insurance subsidiaries and allocated net investment income on the portion of the invested asset portfolio used to meet required statutory reserves and targeted capital.

Operating revenues were flat and operating income before income taxes decreased by 2%, or $0.9 million, to $42.6 million compared with $43.5 million in third quarter 2009. Term Life earnings were dampened by lower yield on invested assets. Persistency improved modestly over the prior year, resulting in higher reserve increases offset by lower DAC amortization with little net effect on earnings. DAC amortization increased due to a lower interest rate assumed for new sales, reflecting the current interest rate environment.

New Term policies written after the effective date of the Citi reinsurance arrangements accounted for $26.8 million, or 29%, of the total net premium revenues in third quarter 2010. New Term net premium revenues for third quarter 2010 were significantly higher than for the second quarter 2010 as we continued to grow our base of long-term recurring revenues.

Investment and Savings Products. The Investment and Savings Product segment includes commission and fee revenues earned from the distribution of mutual funds in the United States and Canada, variable annuities in the United States and segregated funds in Canada and from associated administrative services. These products are distributed on behalf of third parties except for the Canadian segregated funds which we underwrite.

Operating revenues increased by 11%, or $8.5 million, to $83.9 million in the third quarter of 2010 from $75.4 million in the same period last year. Operating income before income taxes increased by 9%, or $2.2 million, to $26.6 million in the third quarter of 2010 compared with $24.4 million in the third quarter of 2009. Operating revenues and income before income taxes were both driven by higher sales and increased client asset values. Operating income before income taxes growth lagged operating revenues growth as the percentage of account-based revenues to total revenues was down year over year. Third quarter 2010 sales force commission expense increased consistent with revenues.

Corporate and Other Distributed Products. This segment consists of corporate income, including net investment income and expenses not allocated to our other segments, realized investment gains and losses on our invested asset portfolio and other distributed products.

Operating revenues decreased by 9%, or $4.2 million, to $40.4 million in the third quarter of 2010 from $44.6 million a year ago, largely due to continued diminishing loan sales that had little impact on operating income before income taxes. Segment operating loss before income taxes was $5.2 million in the third quarter of 2010, an improvement of 2% from $5.3 million a year ago reflecting lower expenses partially offset by lower allocated investment income. Expenses were lower primarily due to a corporate allocation adjustment from Citi in 2009 of $2.7 million as well as lower incentive compensation expenses in third quarter 2010 as a result of fully amortizing previous Citi equity awards in conjunction with our initial public offering. During the quarter, we continued to transition from Citi provided services. Year over year we reduced payments to Citi by $0.8 million while our stand-alone public company expenses were $2.1 million. We expect these expenses to continue to emerge over the next several quarters.

Income Taxes

Our effective income tax rate for third quarter 2010 was 36.0% compared to 34.1% for the same period a year ago, impacted by recurring permanent items, foreign investment income taxed in the United States that may reverse in the near term if certain expired provisions in U.S. tax law are extended and other items that were offset by a decreasing tax rate in Canada.

Capital and Liquidity

Investments and cash totaled $2.28 billion as of September 30, 2010. Primerica continues to hold a high-quality invested asset portfolio, with an average credit rating of “A” on our fixed-income portfolio and a diverse mix among asset classes and sectors. Net unrealized investment gains net of anticipated tax impact and currency translation adjustments grew to $118.1 million at September 30, 2010 as our portfolio continued to experience strong market gains as interest rates and spreads continued to be near record lows.

Cash decreased by $135.7 million in the quarter ended September 30, 2010 to $74.8 million primarily due to $112.4 million of net purchases of investments (net of sales and maturities) as we continued our strategy of investing excess cash to enhance yield. As of September 30, 2010, the book yield on our fixed income portfolio was 5.47%, and including cash it was 5.28%, up from 5.15% at June 30, 2010.

Net realized investment gains were $1.0 million for the quarter ended September 30, 2010, including $0.3 million of other-than-temporary impairments (OTTI), compared with net realized investment losses of $11.2 million, including $18.9 million of OTTI for the same period a year ago.

As of September 30, 2010, our debt-to-capital ratio was 17.7%.

Stockholders’ equity was $1.40 billion at September 30, 2010 and adjusted stockholders’ equity, which eliminates the effect of net unrealized gains and losses on invested assets, was $1.28 billion. Net operating income return on adjusted stockholders’ equity was 13.1% for the quarter ended September 30, 2010. Net income return on stockholders’ equity was 11.7% for the same period.

Primerica Life Insurance Company, our primary underwriter, had statutory capital in excess of the applicable statutory requirements to support existing operations and to fund future growth. With a statutory risk based capital ratio estimated to be approximately 550% as of September 30, 2010, we are well positioned to support anticipated future growth.

Reinsurance and Reorganization Transactions

In connection with Primerica’s April 1, 2010 initial public offering, the Company executed a series of reinsurance and reorganization transactions. These transactions had a significant impact on our financial position and will cause our financial results in the current and future periods to be materially different from those reflected in our historical financial statements. Accordingly, management believes that our operating results for third quarter 2009, which reflect the effect of these transactions, represent a meaningful comparison to third quarter 2010 actual results.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity. Operating revenues, operating income before income taxes and net operating income exclude realized investment gains and losses and the expense associated with our IPO-related equity award transactions for all periods presented. Adjusted stockholders’ equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. Periods ending prior to April 1, 2010 also give effect to the reinsurance and reorganization transactions as if they had occurred at the beginning of the period presented for the statement of income and at the end of the period for the balance sheet. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, November 3, 2010 at 9:00 am EST, to discuss third quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials.

To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to attract large numbers of new recruits, retain sales representatives and maintain the licensing of our sales representatives; our or our sales representatives’ violation of, non-compliance with or subjection to specific laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment and savings products to remain competitive with other investment or savings options or the loss of our relationship with companies that offer our mutual fund or variable annuity products; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers, including Citi, to perform their obligations; a discontinuation of custodial or recordkeeping services; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Citi’s and Warburg Pincus’ significant interests in us; arrangements with Citi that may not be sustained at the same levels as when we were controlled by Citi and incremental costs that we incur as a stand-alone public company; historical combined and pro forma financial data may not be a reliable indicator of future results; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the “Investor Relations” section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, headquartered in Duluth, Georgia, is a leading distributor of financial products to middle income households in North America with approximately 100,000 licensed representatives. We offer our clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the Company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

Investor Contact:

Kathryn Kieser

770-564-7757

Email: investorrelations@primerica.com

Media Contact:

Mark L. Supic

770-564-6329

Email: mark.supic@primerica.com

PRIMERICA, INC.

Balance Sheets

(In thousands)

	September 30, 2010 (Unaudited)	December 31, 2009
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$2,137,762	$6,378,179
Equity securities available for sale, at fair value	21,483	49,326
Trading securities, at fair value	24,002	16,996
Policy loans and other invested assets	26,122	26,947

Total investments	2,209,369	6,471,448
Cash and cash equivalents	74,759	625,260
Accrued investment income	24,033	71,382
Premiums and other receivables	194,937	169,225
Due from reinsurers	3,668,585	867,242
Due from affiliates	—	1,915
Deferred policy acquisition costs	798,335	2,789,905
Intangible assets	76,241	78,895
Other assets	106,541	59,167
Separate account assets	2,301,896	2,093,342

Total assets	$9,454,696	$13,227,781

Liabilities and Stockholders’ Equity
Liabilities:

Future policy benefits	$4,349,375	$4,197,454
Unearned premiums	4,765	3,185
Policy claims and other benefits payable	235,897	218,390
Other policyholders’ funds	368,385	382,768
Income taxes	127,732	890,617
Note payable	300,000	—
Due to affiliates	—	202,507
Other liabilities	370,332	295,745
Separate account liabilities	2,301,896	2,093,342

Total liabilities	8,058,382	8,284,008

Stockholders’ equity:
Common stock	727	—
Paid-in capital	882,676	1,124,096
Retained earnings	342,920	3,648,801
Accumulated other comprehensive income, net of income tax	169,991	170,876

Total stockholders’ equity	1,396,314	4,943,773

Total liabilities and stockholders’ equity	$9,454,696	$13,227,781

PRIMERICA, INC.

Statements of Income

(Unaudited – in thousands, except share and per-share amounts)

	Three Months Ended Sept. 30,
	2010	2009 (1)
Revenues:
Direct premiums	$547,444	$531,713
Ceded premiums	(437,054)	(154,725)

Net premiums	110,390	376,988

Net investment income	27,855	88,736
Commissions and fees	89,737	84,279
Realized investment gains (losses), including OTTI	1,015	(11,212)
Other	12,239	12,585

Total revenues	241,236	551,376

Benefits and expenses:
Benefits and claims	49,811	154,631
Amortization of deferred policy acquisition costs	23,844	88,736
Insurance commissions	5,099	6,384
Insurance expenses	11,999	39,480
Sales commissions	42,264	40,177
Interest expense	6,968	—
Other operating expenses	39,372	34,093

Total benefits and expenses	179,357	363,501

Income before income taxes	61,879	187,875

Income taxes	22,284	64,044

Net income	$39,595	$123,831

Earnings per share:
Basic	$0.53

Diluted	$0.52

Shares used in computing earnings per share:
Basic	72,259,352

Diluted	72,919,418

(1)	Does not give effect to the reinsurance and reorganization transactions.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands, except share and per-share amounts)

	Three Months Ended September 30, 2010
	Operating (Non-GAAP)	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$547,444	$—	$547,444
Ceded premiums	(437,054)	—	(437,054)

Net premiums	110,390	—	110,390

Net investment income	27,855	—	27,855
Commissions and fees	89,737	—	89,737
Realized investment gains (losses), including OTTI	—	1,015	1,015
Other, net	12,239	—	12,239

Total revenues	240,221	1,015	241,236

Benefits and expenses:
Benefits and claims	49,811	—	49,811
Amortization of DAC	23,844	—	23,844
Insurance commissions	5,099	—	5,099
Insurance expenses	11,999	—	11,999
Sales commissions	42,264	—	42,264
Interest expense	6,968	—	6,968
Other operating expenses	36,296	3,076	39,372

Total benefits and expenses	176,281	3,076	179,357

Income before income taxes	63,940	(2,061)	61,879

Income taxes	23,026	(742)	22,284

Net income	$40,914	$(1,319)	$39,595

Earnings per share - diluted	$0.54		$0.52

Diluted shares	72,919,418		72,919,418

Operating adjustments remove the impact of realized investment gains and the expense associated with our IPO-related equity award transactions.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands)

	Three Months Ended September 30, 2009
	Operating (Non-GAAP)	Adjustments for the Citi Reinsurance Transactions	Adjustments for the Reorganization	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$531,713	$—	$—	$—	$531,713
Ceded premiums	(421,715)	266,990	—	—	(154,725)

Net premiums	109,998	266,990	—	—	376,988

Net investment income	29,872	51,161	7,703	—	88,736
Commissions and fees	84,279	—	—	—	84,279
Realized investment gains (losses), including OTTI	—	—	—	(11,212)	(11,212)
Other, net	12,585	—	—	—	12,585

Total revenues	236,734	318,151	7,703	(11,212)	551,376

Benefits and expenses:
Benefits and claims	47,465	107,166	—	—	154,631
Amortization of DAC	25,105	63,631	—	—	88,736
Insurance commissions	4,934	1,450	—	—	6,384
Insurance expenses	17,515	23,756	—	(1,791)	39,480
Sales commissions	40,177	—	—	—	40,177
Interest expense	6,657	(2,532)	(4,125)	—	—
Other operating expenses	32,302	—	(3,076)	4,867	34,093

Total benefits and expenses	174,155	193,471	(7,201)	3,076	363,501

Income before income taxes	62,579	124,680	14,904	(14,288)	187,875

Income taxes	21,332	42,502	5,081	(4,871)	64,044

Net income	$41,247	$82,178	$9,823	$(9,417)	$123,831

The adjustments reflect the impact of the reinsurance transactions and interest expense on the note payable as if they were executed on the first day of the reporting period. The net investment income adjustments also reflect a pro rata allocation of investment income related to investments transferred in the dividend and return of capital and on the assets transferred to fund the Citi reinsurance transactions along with interest income related to a 10% reinsurance agreement accounted for under the deposit method. Other operating expenses are adjusted to reflect the expense associated with our IPO-related equity award transactions.

Operating adjustments remove the impact of realized investment losses and the expense associated with our IPO-related equity award transactions. Operating adjustments also reflect a segment expense allocation reclassification between the Term Life Insurance and Investment and Savings Products segments.

Term Life Insurance Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended September 30,
	2010	2009
Operating revenues	$115,933	$116,712
Reinsurance transaction adjustments	—	318,151
Reorganization adjustments	—	870
Other income - segment allocation reclass	—	1,379

Total revenues	$115,933	$437,112

Operating income before income taxes	$42,582	$43,467
Reinsurance transaction adjustments	—	124,680
Reorganization adjustments	—	870
Other income - segment allocation reclass	—	1,379
Insurance expense - segment allocation reclass	—	(1,791)

Income before income taxes	$42,582	$168,605

Investment and Savings Products Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended September 30,
	2010	2009
Operating income before income taxes	$26,578	$24,430
Other operating expense - segment allocation reclass	—	1,791

Income before income taxes	$26,578	$26,221

Corporate and Other Distributed Products Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended September 30,
	2010	2009
Operating revenues	$40,414	$44,610
Reorganization adjustments	—	6,833
Realized investment gains (losses), including OTTI	1,015	(11,212)
Other income - segment allocation reclass	—	(1,379)

Total revenues	$41,429	$38,852

Operating (loss) income before income taxes	$(5,220)	$(5,318)
Reorganization adjustments	—	14,034
Realized investment gains (losses), including OTTI	1,015	(11,212)
Other income - segment allocation reclass	—	(1,379)
Other operating expenses - equity awards	(3,076)	(3,076)

(Loss) income before income taxes	$(7,281)	$(6,951)

PRIMERICA, INC.

Adjusted Stockholders’ Equity Reconciliation

(Unaudited – in thousands)

September 30, 2010
Adjusted stockholders’ equity	$1,278,248
Unrealized net investment gains recorded in stockholders’ equity	118,066

Stockholders’ equity	$1,396,314